Filed Pursuant to Rule 424(b)(3)

Registration No. 333-244487

PRELIMINARY PROSPECTUS

NeuroOne Medical Technologies Corporation

11,517,808 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the public offering of up to 11,517,808 shares of common stock of NeuroOne Medical Technologies Corporation (the “Company”) by the selling stockholders listed on page 9 (the “Selling Stockholders”), which includes (i) 8,639,428 outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”) and (ii) an aggregate of 2,878,380 shares of Common Stock issuable upon the exercise of certain warrants. We are registering these shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time.

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of Common Stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 2,878,380 shares of Common Stock, would result in gross proceeds to the Company of $5,382,570.60.

We will pay the expenses of registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by each Selling Stockholder will be paid by such Selling Stockholder. The Selling Stockholders may sell the shares of our Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for shares of our Common Stock or in negotiated transactions.

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 6 of this prospectus and in our Annual Report on Form 10-K for the year ended September 30, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the information included or incorporated by reference in this prospectus before purchasing any of the shares offered by this prospectus.

Our Common Stock is quoted on the OTCQB and trades under the symbol “NMTC.” The last reported sale price of our Common Stock on the OTCQB on September 2, 2020 was $1.67 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2020

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”). It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described under the sections entitled “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included or incorporated by reference in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors” and our filings incorporated by reference herein to which we have referred you in the sections “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference”, and our financial statements, related notes and other financial information included or incorporated by reference in this prospectus, before deciding to buy shares of our Common Stock. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “the Company” and “our” refer to NeuroOne Medical Technologies Corporation.

About Us

We are a medical technology company focused on the development and commercialization of thin film electrode technology for continuous electroencephalogram (cEEG) and stereoelectroencephalography (sEEG) recording, spinal cord stimulation, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors and other related brain related disorders. Additionally, we are investigating the potential applications of our technology associated with artificial intelligence. Members of our management team have held senior leadership positions at a number of medical technology and biopharmaceutical companies, including Boston Scientific, St. Jude Medical, Stryker Instruments, C.R. Bard, A-Med Systems, Sunshine Heart, Empi, Don-Joy and PMT Corporation (“PMT”).

About this Offering

2019 Offering of Convertible Promissory Notes and Warrants

2019 Notes and 2019 Warrants

Between November 1, 2019 and December 3, 2019, the Company entered into subscription agreements with certain accredited investors (the “2019 Paulson Subscribers”), pursuant to which the Company, in a private placement (the “2019 Paulson Private Placement”), agreed to issue and sell to the 2019 Paulson Subscribers 13% convertible promissory notes (each, a “2019 Paulson Note” and collectively, the “2019 Paulson Notes”) and warrants to purchase shares of Common Stock with an exercise price of $1.87 (each, a “2019 Paulson Warrant” and collectively, the “2019 Paulson Warrants”). As of the final closing of the 2019 Paulson Private Placement, the Company issued 2019 Paulson Notes in an aggregate principal amount of $3,234,800 and 2019 Paulson Warrants exercisable for 864,913 shares of Common Stock.

2019 Conversion Shares

Between April 24, 2020 and June 25, 2020, certain 2019 Paulson Subscribers elected to convert $2,687,017.58 of the outstanding principal and interest of the 2019 Paulson Notes into 2,115,272 shares of Common Stock (the “2019 Conversion Shares”).

2019 Broker Warrants

In connection with the 2019 Paulson Private Placement, Paulson Investment Company (“Paulson”) received a cash commission equal to 12% of the gross proceeds from the sale of the 2019 Paulson Notes, and 10-year warrants to purchase 259,476 shares of Common Stock, at an exercise price equal $1.87 per share (the “2019 Broker Warrants”).

2020 Offering of Convertible Promissory Notes and Warrants

2020 Notes and 2020 Warrants

Between April 30, 2020 and June 30, 2020, the Company entered into subscription agreements with certain accredited investors (the “2020 Paulson Subscribers”), pursuant to which the Company, in a private placement (the “2020 Paulson Private Placement”), agreed to issue and sell to the 2020 Paulson Subscribers 13% convertible promissory notes (each, a “2020 Paulson Note” and collectively, the “2020 Paulson Notes” and together with the 2019 Paulson Notes, the “Notes”) and warrants to purchase shares of Common Stock (each, a “2020 Paulson Warrant” and collectively, the “2020 Paulson Warrants” and together with the 2019 Paulson Warrants, the “Warrants”). As of the final closing of the 2020 Paulson Private Placement, the Company issued 2020 Paulson Notes in an aggregate principal amount of $5,122,700, and 2020 Paulson Warrants exercisable for 1,369,690 shares of Common Stock.

2020 Conversion Shares

In addition, between May 4, 2020 and July 21, 2020, certain 2020 Paulson Subscribers elected to convert $3,590,840 of the outstanding principal and interest of the 2020 Paulson Notes into 4,012,334 shares of Common Stock, and on July 23, 2020, the remaining $1,613,961 of the outstanding principal and interest of the 2020 Paulson Notes were automatically converted into 1,605,532 shares of Common Stock following the announcement of a Strategic Transaction (as defined in the 2020 Paulson Notes) (together, the “2020 Conversion Shares”).

2020 Broker Warrants

In connection with the 2020 Paulson Private Placement, Paulson received a cash commission equal to 12% of the gross proceeds from the sale of the 2020 Paulson Notes and 7-year warrants to purchase 410,911 shares of Common Stock, with an exercise price equal to $1.87 (the “2020 Broker Warrants” together, with the 2019 Broker Warrants, the “Broker Warrants”, and collectively, with the Paulson Warrants, the “Warrants”).

Common Stock Offerings

On October 23, 2019 and July 28, 2020, the Company entered into Securities Purchase Agreements with certain accredited investors in separate private placements, pursuant to which the Company agreed to issue and sell 141,666 shares (“2019 Shares”) and 75,000 shares, respectively (“2020 Shares, and together with the 2019 Shares, the “Shares”).

Stock Purchase Agreements

On October 21, 2019 and June 12, 2020, pursuant to stock purchase agreements, investors purchased an aggregate of 500,000 shares of Common Stock from Wade Fredrickson, our former Vice President of Therapy and Product Development, and 334,000 shares of Common Stock from Mark Christianson, our Vice President of Market Development, an aggregate of which 634,000 shares of Common Stock are being registered hereunder.

Our Technology

We are developing our cortical, sheet and depth electrode technology to provide solutions for diagnosis through cEEG recording and sEEG recording and treatment through spinal cord stimulation, brain stimulation and ablation, all in one product. A cEEG is a continuous recording of the electrical activity of the brain that identifies the location of irregular brain activity, which information is required for proper treatment. cEEG recording involves an invasive surgical procedure, referred to as a craniotomy. sEEG involves a less invasive procedure whereby doctors place electrodes in targeted brain areas by drilling small holes through the skull. Both methods of seizure diagnosis are used to identify areas of the brain where epileptic seizures originate in order to precisely locate the seizure source for therapeutic treatment if possible.

Deep brain stimulation, or DBS, therapies involve activating or inhibiting the brain with electricity that can be given directly by electrodes on the surface or implanted deeper in the brain via depth electrodes. Introduced in 1987, this procedure involves implanting a power source referred to as a neurostimulator, which sends electrical impulses through implanted depth electrodes, to specific targets in the brain for the treatment of disorders such as Parkinson’s disease, essential tremor, dystonia, and chronic pain. Alzheimer’s is another indication evaluating the effects of DBS. Unlike ablative technologies, the effects of DBS are reversible.

RF ablation is a procedure that uses radiofrequency under the electrode contacts that is directed to the site of the brain tissue that is targeted for removal. The process involves delivering energy to the contacts, thereby heating them and destroying the brain tissue. The ablation does not remove the tissue. Rather, it is left in place and typically scar tissue forms in the place where the ablation occurs. This procedure is also known as brain lesioning as it causes irreversible lesions.

Failed back surgery syndrome (“FBSS”) is a condition that produces chronic lower back/leg pain due to one or more failed back surgeries. Typically, it is related to patients that suffer with pain after surgery of the lumbar spine for degenerative disc disease. Re-operations are usually not recommended for these patients due to low success rates. These patients experience greater levels of pain, a lower quality of life, varying levels of disability and higher rate of unemployment. Spinal cord stimulation works by placing an electrodes(s) in a targeted area of the spine and then connected to an implantable pulse generator that sends electrical stimulation to the electrode to block the pain signals from reaching the brain.

Our cortical sheet electrode and depth electrode technology has been tested over the years by both WARF, the owners of our licensed patents, and Mayo Clinic located in Rochester, Minnesota, in both pre-clinical models as well as through an IRB approval at Mayo Clinic for clinical research. Regarding our ablation electrode, the Cleveland Clinic has performed testing in bench top models and pre-clinical (or animal testing) modes. These pre-clinical tests have demonstrated that the technology is capable of recording, ablation and acute stimulation, although our technology remains in product development (meaning that additional trials will be needed prior to it being approved for sale by the U.S. Food and Drug Administration (the “FDA”)) for all of the recording (or diagnostic) and therapeutic modalities.

Strategy

Our goal is to be the global leader in cEEG and sEEG recording, deep brain stimulation and ablation, owning the procedure from diagnosis through treatment. The key elements of our strategy include:

●	Introduce cortical strip and grid electrodes for the diagnosis of epilepsy in United States: In December 2019, we announced that we received U.S. FDA 510(k) clearance to market our thin film cortical electrode technology for temporary (less than 30 days) recording, monitoring, and stimulation on the surface of the brain. Our initial product offering will be placed through traditional surgical means involving a craniotomy until such time, if any, that we launch our minimally invasive procedure. We believe, due to physician feedback, that our technology under development would represent a major improvement over existing cortical electrodes for the recording of brain activity. We are initially targeting epilepsy as we believe this is a clinical area of great need and a market that is underserved with a quick path to commercialization. We believe the largest and quickest-to-market geography for our cortical strip and grid technology under development is in the United States for a number of reasons, including the following: (i) many industry sources believe there is a large underserved U.S. market, (ii) healthy procedural reimbursement for centers and physicians, (iii) robust average selling prices, (iv) physician enthusiasm for our technology under development.

●	Launch depth electrodes for sEEG recording: Given the reluctance of patients to undergo epilepsy surgery due to its invasiveness, a number of epilepsy centers have adopted the use of depth electrodes, which are placed by drilling small holes into the patient’s cranium, thereby avoiding a craniotomy. We believe our technology will offer advantages to current depth electrode technology and will enable us to offer a therapeutic solution using this technology in the future. As we develop our technology, we plan to release further information about the expected advantages of our technology over currently available therapies.

●	Introduce minimally invasive delivery system for cortical electrodes: Cortical electrodes generally require a craniotomy, which is a very invasive procedure that can cause patient complications. Because of this, many patients have opted to not have epilepsy surgery, instead accepting the consequences and risks associated with epilepsy. We intend to develop a procedure that may include a delivery system placed through a small circular incision in the skull for implantation of the cortical grid and strip electrodes. We believe this will increase patient willingness to accept the surgery and increase market penetration. Until we are able to develop this procedure, if at all, our initial product offering will be placed through traditional surgical means involving a craniotomy and may be less likely to be adopted by physicians and patients due to unwillingness of patients to undergo epilepsy surgery.

●	Develop percutaneous placed electrodes for spinal cord stimulation with scalable contact configurations: Given that many surgically placed technologies have become less invasive due to patient and physician demands, we believe that our flexible thin film technology will allow for percutaneous placement, thus potentially eliminating the need to make a surgical incision. By leveraging our existing FDA cleared cortical electrode technology, we may be able to offer the ability to improve precision of where the stimulation is delivered. NeuroOne’s platform thin film technology has the capability to increase the number of contacts in a similar footprint that has fewer contacts.

●	Utilize these core technologies to develop all in one diagnostic and therapeutic solutions: Patients currently undergo one surgical procedure for diagnosis (either to have a cortical electrode placed via a craniotomy or depth electrodes placed via holes drilled into the skull) and, hopefully after the brain recordings successfully indicate where the affected brain tissue is located, a second procedure or surgery is then required to treat the patient. There is strong physician interest in being able to perform both the diagnostic and therapeutic procedure concurrently. We are developing our technology with the goal of being able to offer this benefit although there can be no assurance that we will be able to do so. We are pursuing cortical grid, strip and depth electrode technology that can record brain activity (diagnose), ablate brain tissue and also provide both acute and long term stimulation. The technology has demonstrated these functions in acute and short term animal models; however, additional development is required to offer a device that has long term therapeutic application. These therapeutic technologies are expected to require more robust regulatory approvals for the United States, ranging from a 510(k) with human clinical data to PMAs. We will engage the FDA at the proper time to determine the most efficient clinical path.

●	Gain approval for other brain or motor related disorders such as Parkinson’s with the therapeutic technologies developed for epilepsy: While we are developing our technology for the diagnosis and treatment of epilepsy, we believe that our technology has strong application and utilization for other brain or motor related disorders such as Parkinson’s disease, dystonia, essential tremors and facial pain as these diseases are currently treated with DBS if medications are not effective. As previously mentioned, we are planning to offer electrodes that can be implanted for long term stimulation applications, but such use will require that we pursue additional approvals from the FDA and any international regulatory bodies where we seek to commercialize our technology.

●	Explore partnerships with other companies that leverage our core technology: Given that our technology enables, complements and/or competes with a number of companies that are in the market or attempting to enter the market with diagnostic or therapeutic technologies to treat brain related disorders, we believe there may be opportunities to establish mutually beneficial relationships. In addition, our technology may have application in cardiovascular, orthopedic and pain related indications that could benefit from a hi-fidelity thin film electrode product that can provide stimulation and/or ablation therapies.

●	Investigate the potential applications associated with Artificial Intelligence: We have been informed by some of our corporate advisors that the ability to offer scale-able electrode technology that can provide thousands of electrodes in the brain may be helpful in treating medical conditions that may benefit from using artificial intelligence. The Company has formed an advisory board that will provide guidance to the Company as we continue to explore the opportunities in this exciting field.

Corporate History

NeuroOne Medical Technologies Corporation was originally incorporated under the laws of the State of Nevada under the name Original Source Entertainment, Inc. On July 20, 2017, we consummated a reverse acquisition transaction to acquire a privately-held company, NeuroOne, Inc., and as a result, NeuroOne, Inc. became our wholly-owned subsidiary. We refer to this transaction as the “Acquisition.” On December 30, 2019, NeuroOne, Inc. merged with and into NeuroOne Medical Technologies Corporation.

Corporate Information

Our principal executive offices are located at 7599 Anagram Dr., Eden Prairie, MN 55344, and our telephone number is 952-426-1383. We maintain a website at www.n1mtc.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our Common Stock.

Recent Developments

On July 20, 2020, the Company entered into an exclusive development and distribution agreement (the “Development Agreement”) with Zimmer, Inc. (“Zimmer”), pursuant to which the Company granted Zimmer exclusive global rights to distribute NeuroOne’s strip and grid cortical electrodes and electrode cable assembly products. Additionally, NeuroOne granted Zimmer the exclusive right and license to distribute certain depth electrodes developed by NeuroOne.

Under the terms of the Development Agreement, NeuroOne will be responsible for all costs and expenses related to developing the products, and Zimmer will be responsible for all costs and expenses related to the commercialization of the products. In addition to the Development Agreement, Zimmer and NeuroOne have entered into a Manufacturing and Supply Agreement and a supplier quality agreement with respect to the manufacturing and supply of the products.

THE OFFERING

Common Stock offered by the Selling Stockholders	11,517,808 shares

Common Stock outstanding	22,052,294 shares (as of August 4, 2020)

Common Stock to be outstanding after this offering, assuming full conversion or exercise of all Warrants	24,930,674 shares

Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock being offered by this prospectus.

Current Market for the Common Stock and Warrants	Our Common Stock is currently quoted on the OTCQB under the symbol “NMTC.”

Risk factors	You should read the “Risk Factors” section of this prospectus and in NeuroOne’s Annual Report on Form 10-K for the year ended September 30, 2019 and NeuroOne’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference into this prospectus for a discussion of certain factors to consider before deciding to purchase any of our securities.

Except as otherwise indicated, all information in this prospectus is based on 22,052,294 shares issued and outstanding at August 4, 2020 and does not take into account:

●	1,438,485 shares of our Common Stock issuable upon the exercise of options outstanding as of June 30, 2020, with a weighted-average exercise price of $2.05 per share;

●	110,834 shares of our Common Stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2020;

●	10,170,588 shares of our Common Stock issuable upon the exercise of the warrants outstanding as of June 30, 2020 with a weighted-average exercise price of $2.35 per share;

●	1,879,400 shares of our Common Stock reserved for future issuance under our equity compensation plans; and

●	Shares issuable upon the optional conversion of the remaining 2019 Paulson Notes, which amount cannot be determined until the date of conversion.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on December 20, 2019, as amended on January 28, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020, each of which is incorporated by reference in this prospectus, together with all of the information contained in this prospectus and documents incorporated by reference herein. We caution you that the risks and uncertainties we have described, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. There have been no other material changes to the Risk Factors described under Item 1A. “Risk Factors” in the Annual Report and the Quarterly Report.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Risk Factors” and the documents incorporated by reference herein. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

●	our plans to develop and commercialize our cortical strip, grid and depth electrode technology;

●	our plans for and our expectations regarding the pre-clinical testing and clinical trials of our cortical strip, grid and depth electrode technology that will be required by the FDA or foreign regulatory bodies;

●	the timing and availability of data from pre-clinical tests or clinical trials;

●	the timing of our planned regulatory filings;

●	the timing of and our ability to obtain and maintain regulatory approval of our cortical strip, grid and depth electrode technology;

●	our expectations regarding international opportunities for commercializing our cortical strip, grid and depth electrode technology under development;

●	our plans to list our common stock on Nasdaq;

●	the clinical utility of our cortical strip, grid and depth electrode technology under development;

●	our ability to develop our cortical strip, grid and depth electrode technology with the benefits we hope to offer as compared to existing technology, or at all;

●	our ability to develop future generations of our cortical strip, grid and depth electrode technology;

●	our future development priorities;

●	our ability to obtain reimbursement coverage for our cortical strip, grid and depth electrode technology;

●	our expectations about the willingness of healthcare providers to recommend our cortical strip, grid and depth electrode technology to people with epilepsy, Parkinson’s disease, essential tremors, and other brain related disorders;

●	our future commercialization, marketing and manufacturing capabilities and strategy;

●	our ability to comply with applicable regulatory requirements;

●	our ability to maintain our intellectual property position;

●	our estimates regarding the size of, and future growth in, the market for our technology under development; and

●	our estimates regarding our future expenses and needs for additional financing.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. You should refer to the “Risk Factors” section of this prospectus and the documents incorporated by reference herein for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of Common Stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all warrants, would result in gross proceeds to us of $5,382,570. The use of proceeds from such Warrant exercises, if any, will be used for research and development, clinical studies, legal fees and sales and marketing expenses, as well as working capital and general corporate purposes. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of Common Stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of up to 11,517,808 shares of our common stock that may be sold or otherwise disposed of by the Selling Stockholders identified herein. Such shares include (i) 2,155,435 2019 Conversion Shares, 66,583 additional shares issued to an investor, 864,913 shares of our Common Stock issuable upon the exercise of 2019 Paulson Warrants, and 253,583 shares of Common Stock issuable upon the exercise of 2019 Broker Warrants, (ii) 5,566,744 2020 Conversion Shares, 1,356,321 shares of our Common Stock issuable upon the exercise of 2020 Paulson Warrants, and 403,563 shares of Common Stock issuable upon the exercise of 2020 Broker Warrants, (iii) 216,666 shares of our Common Stock issued to investors in the Common Stock Offerings, and (iv) 634,000 shares of Common Stock sold to investors by former and current officers of the Company. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the Selling Stockholders as of August 4, 2020. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders. The Selling Stockholders may sell all, some or none of the shares of Common Stock subject to this prospectus. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. To our knowledge, except as indicated in the footnotes to this table, (i) each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by such person, and (ii) none of the selling stockholders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. Except as set forth below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of Common Stock reflected on the table will be sold from time to time in the offering covered by this prospectus, although the Selling Stockholders are under no obligation known to us to sell any shares of Common Stock at this time. Because the Selling Stockholders may offer all or any portions of the shares of Common Stock listed in the table below, no estimate can be given as to the amount of those shares of Common Stock covered by this prospectus that will be held by the Selling Stockholders upon the termination of the offering.

	Number of Shares of Common Stock Beneficially Owned			Shares	Beneficial Ownership After Offering
Name of Selling Stockholder	Prior to Offering (1)		Shares Offered	Underlying Warrants	Shares	Ownership Percentage(2)

4P’s Enterprises, LLC	63,611	(3)	50,242	13,369	0	*
Abul Bhuiyan	234,000		234,000	0	0	*
Albert Landstrom	14,844		0	14,844	0	*
Allen Gabriel	39,267		29,267	10,000	0	*
Alliance Trust Company, CUST FBO Brian Mark Miller ROTH IRA	220,538	(4)	167,062	53,476	0	*
Alok Agrawal & Aruna Agrawal JT WROS	17,596		14,254	3,342	0	*
Angus Bruce	77,095		61,052	16,043	0	*
Anish Monga	50,000		0	50,000	0	*
Annie Lee Schaufele	73,174		59,805	13,369	0	*
Ardara Capital LP	293,797	(5)	240,321	53,476	0	*
Arthur Steinberg	64,491		51,122	13,369	0	*
Barry Saxe	93,350		70,623	22,727	0	*
BCS Capital LLC	27,035	(6)	22,035	5,000	0	*
Beacon Investment LLC	219,079	(7)	178,972	40,107	0	*
Bradley & Lori Abeson Rev Family Trust	35,056	(8)	28,372	6,684	0	*
Brian Skillern	27,382		20,698	6,684	0	*

	Number of Shares of Common Stock Beneficially Owned			Shares	Beneficial Ownership After Offering
Name of Selling Stockholder	Prior to Offering (1)		Shares Offered	Underlying Warrants	Shares	Ownership Percentage

Burt Stangarone	44,778		31,882	10,696	2,200	*
C. James Prieur & Karen Prieur JTWROS	120,622	(9)	0	25,668	94,954	*
Calcott Family Trust	78,433	(10)	58,433	20,000	0	*
CD Walker LLC	240,554	(11)	170,447	40,107	30,000	*
Chad Dale	36,153		29,469	6,684	0	*
Charles Engbers	64,491		51,122	13,369	0	*
Charles Jeffrey Trick	27,517		20,833	6,684	0	*
Charles Mader	55,134		41,765	13,369	0	*
Chess Family Trust	63,862	(12)	50,493	13,369	0	*
Chitayat Holdings, LLC	38,468	(13)	30,447	8,021	0	*
Christopher Steven Clark	143,090		0	112,839	30,251	*
Christopher P. Gutek	74,940		44,940	10,000	20,000	*
Clayton A. Struve	220,538		167,062	53,476	0	*
Cleto V. Escobedo III	32,119		25,435	6,684	0	*
Collegiate Tutoring, Inc.	15,965	(14)	12,623	3,342	0	*
Asset Recovery Association, Inc.	78,825	(15)	63,825	15,000	0	*
Dale Ragan	109,417		82,679	26,738	0	*
Damon Thomas	1,204		0	1,204	0	*
Dan Mancuso	5,118		0	5,118	0	*
Dean Bekken	103,611		50,242	13,369	40,000	*
Dirgesh Patel	25,392		18,708	6,684	0	*
District 2 Capital Fund LP	438,861	(16)	0	93,583	345,278	1.6%
Dmitry Aksenov or Alex Aksenoff	5,716		0	5,716	0	*
Douglas Harnar LLC	580,923	(17)	284,078	66,845	230,000	1.0%
Due Mondi Investments, Ltd.	27,566	(18)	20,882	6,684	0	*
Edward Rotter	6,684		0	6,684	0	*
Efrat Investments LLC	164,509	(19)	124,402	40,107	0	*
Emerging Markets Consulting, LLC	78,539	(20)	50,170	13,369	15,000	*
Ernest W. Moody Revocable Trust	218,835	(21)	165,359	53,476	0	*
Eugene Webb	62,795		0	62,795	0	*
Faisal Siddiqui	577,222		150,000	0	427,222	1.9%
Felix Frayman	27,368		20,684	6,684	0	*
Francis Lymburner	139,644		105,687	33,957	0	*
Gary Levine	27,566		20,882	6,684	0	*
Gary Saccaro	28,990		0	28,990	0	*
GBS Living Trust	32,858	(22)	24,837	8,021	0	*
George Copland & Jane Copland JT WROS	57,690		45,658	12,032	0	*
George Martin	63,862		50,493	13,369	0	*
Gerald A. Tomsic 1995 Trust	109,871		83,133	26,738	0	*
Gerald Johnston	38,619		30,598	8,021	0	*
Gerald Yanowitz	41,889		31,194	10,695	0	*
Greg Buffington	55,035		41,666	13,369	0	*

	Number of Shares of Common Stock Beneficially Owned			Shares	Beneficial Ownership After Offering
Name of Selling Stockholder	Prior to Offering (1)		Shares Offered	Underlying Warrants	Shares	Ownership Percentage

Blaine 2000 Revocable Trust	104,551	(23)	73,701	16,684	14,166	*
Gregory Mario	31,993		25,309	6,684	0	*
Haider Akmal	427,551		20,000	0	407,551	1.8%
Harry Striplin	3,449		0	3,449	0	*
Hazem Algendi	3,896		0	3,896	0	*
Hyong Kim	31,769		25,085	6,684	0	*
Jack Cavin Holland 1979 Trust	99,592	(24)	40,897	10,695	48,000	*
Jacob A. Rosenberg	36,143		29,459	6,684	0	*
Jainal Bhuiyan	1,007,291		285,000	0	722,291	3.3%
James T. Betts	115,793		75,740	20,053	20,000	*
Jason Chiriano	146,744		116,744	30,000	0	*
Jeanne Fishback & Keith Fishback JT WROS - changed to Keith Fishback	72,287		58,918	13,369	0	*
Joel Yanowitz and Amy Metzenbaum Trust UTA 7/22/2003	8,021	(25)	0	8,021	0	*
John Avon	52,056		25,372	6,684	20,000	*
John E. Dittoe	85,325		63,935	21,390	0	*
John Anthony Nole	1,444		0	1,444	0	*
Johnson Family Revocable Living Trust	32,245	(26)	25,561	6,684	0	*
Joshua Kaikov	1,805		0	1,805	0	*
Juha Tuominen and Stacey S. Tuominen	42,140		34,119	8,021	0	*
Justin Dyer	32,119		25,435	6,684	0	*
Kathleen E. Watkins	35,056		28,372	6,684	0	*
Keith Gelles	108,141		88,141	20,000	0	*
Keith Wright	72,867		59,499	13,368	0	*
Kent H. Elliott and Susan R. Elliott	70,233		56,864	13,369	0	*
Kevin Eike	140,467		113,729	26,738	0	*
Larry Lindland	19,665		15,922	3,743	0	*
Law Office of Kenneth E. Chyten 401(k) Profit Sharing Plan	55,035	(27)	41,666	13,369	0	*
LGH Investments, LLC	132,733	(28)	105,995	26,738	0	*
Llano Resources Inc.	27,517	(29)	20,833	6,684	0	*
Lorraine Maxfield	6,170		0	4,468	1,702	*
Malcolm Alexander Winks	11,496		0	11,496	0	*
Marc Herman	36,714		30,030	6,684	0	*
Mason Sexton	6,418		0	6,418	0	*
Matthew Rea & Julie Bigler JT WROS	71,013		57,644	13,369	0	*
Merri Moken	128,982		102,244	26,738	0	*
Michael Chieco	64,050		50,682	13,368	0	*
Michael G. Ginder	31,769		25,085	6,684	0	*
Michael Koutsoudakis	1,204		0	1,204	0	*
Mike D. Walker	109,474		82,736	26,738	0	*
MIS Equity Strategies, LP	27,566	(30)	20,882	6,684	0	*
Mustafa Ameenudin	132,865		36,666	0	96,199	*
Natan Vishlitzky & Miryam Vishlitzky JTWROS	62,711	(31)	0	13,369	49,342	*
Nathan E. Davis	12,798		10,124	2,674	0	*
Nick Panayotou	900,696		720,696	180,000	0	*
Northlea Partners, Ltd.	21,906		16,558	5,348	0	*

	Number of Shares of Common Stock Beneficially Owned			Shares	Beneficial Ownership After Offering
Name of Selling Stockholder	Prior to Offering (1)		Shares Offered	Underlying Warrants	Shares	Ownership Percentage

Paul G. Darr & Dawn Darr	87,708		37,681	10,027	40,000	*
Paulson Investment Company, LLC	143,484	(32)	0	111,498	31,986	*
Peter Fogarty	29,310		0	29,310	0	*
Proactive Capital Partners, L.P.	75,000	(33)	75,000	0	0	*
Randall Rehborn and Lisa Rehborn	31,805		25,121	6,684	0	*
Raphael Tshibangu	25,545		20,197	5,348	0	*
Richard Jeanneret	127,976		101,238	26,738	0	*
Robert D. Beck and Debra Beck JT WROS	69,687		56,318	13,369	0	*
Robert F. Susie	78,539		50,170	13,369	15,000	*
Robert G. Dodge	181,727		148,305	33,422	0	*
Robert L. Bahr Revocable Trust 1985	49,472	(34)	37,440	12,032	0	*
Robert Lanphere Jr.	280,489		227,013	53,476	0	*
Robert Setteducati	190,317		0	112,839	77,478	*
Robert W. W. Biederman	31,805		25,121	6,684	0	*
Roger Natsuhara and Karen Natsuhara JT WROS	64,114		50,745	13,369	0	*
S. Bruce Lansky Rev Trust	36,282	(35)	29,598	6,684	0	*
Shashank Upadhye	27,382		20,698	6,684	0	*
Stephen Kann	47,568		0	10,168	37,400	*
Stephen Shumpert	109,899		83,161	26,738	0	*
Steven Romero Delgado	31,993		25,309	6,684	0	*
Strata Trust Company Cust FBO Alexander Tosi IRA	551,672		338,191	86,898	126,583	*
Strata Trust Company Cust FBO Michael E. Williams IRA	34,985		28,301	6,684	0	*
Strata Trust Company Cust FBO Roger Walt Langeliers IRA	293,797		240,321	53,476	0	*
Strata Trust Company Cust FBO Thomas C Rolfstad IRA	139,566		113,898	25,668	0	*
The Bahr Family Limited Partnership	60,462	(36)	45,757	14,705	0	*
The Childers Living Trust	64,491	(37)	51,122	13,369	0	*
Thomas Endres	1,204		0	1,204	0	*
Thomas H. Butcher	32,299		25,615	6,684	0	*
Thomas Parigian	112,839		0	112,839	0	*
Thomas Rowan	32,119		25,435	6,684	0	*
Timothy Dabulis	2,106		0	2,106	0	*
Trent Davis	11,496		0	11,496	0	*
Troy O’Bryan	62,520		49,152	13,368	0	*
Veronica Marano & Thomas M. Volckening JTWROS	55,134		41,765	13,369	0	*
Vijay Patel & Tejal Patel, Tenants by the Entirety	63,539		50,170	13,369	0	*
Vista Capital Investments LLC	132,957	(38)	106,219	26,738	0	*
Wamoh, LLC	95,308	(39)	75,255	20,053	0	*
Wayne Westerman	52,670		39,302	13,368	0	*
William Martin Stocker, III	157,536	(40)	41,765	26,738	89,033	*
William Murphy	549,961		243,116	66,845	240,000	1.1%
Joel Yanowitz	23,333		23,333	0	0	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Act, and includes any shares of Common Stock as to which the Selling Stockholder has sole or shared voting power or investment power, and also any shares which the Selling Stockholder has the right to acquire within 60 days of August 4, 2020, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the Selling Stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Based upon 22,052,294 shares of Common Stock issued and outstanding as of August 4, 2020.

(3)	Dale Powell and Katharine Powell have shared voting control and investment discretion over the securities reported herein that are held by 4P’s Enterprises, LLC.

(4)	Brian M. Miller has voting control and investment discretion over the securities reported herein that are held by Alliance Trust Company, CUST FBO Brian Mark Miller ROTH IRA.

(5)	Patrick M. Mullin, as Managing Member, has voting control and investment discretion over the securities reported herein that are held by Ardara Capital LP.

(6)	Katherine Barton has voting control and investment discretion over the securities reported herein that are held by BCS Capital LLC.

(7)	Russell Lieblick has voting control and investment discretion over the securities reported herein that are held by Beacon Investment LLC.

(8)	Bradley Abeson and Lori Abeson share voting control and investment discretion over the securities reported herein that are held by the Bradley & Lori Abeson Rev Family Trust.

(9)	Includes 94,954 shares issuable upon the conversion of outstanding 2019 Notes, assuming such 2019 Notes were converted as of August 4, 2020. The actual amount of shares received upon such conversion may vary.

(10)	George Reid Calcott has voting control and investment discretion over the securities reported herein that are held by the Calcott Family Trust.

(11)	Curtis D. Walker has voting control and investment discretion over the securities reported herein that are held by CD Walker LLC.

(12)	Taylor A. Chess, as trustee of the trust, has voting control and investment discretion over the securities reported herein that are held by the Chess Family Trust.

(13)	Jack Chitayat has voting control and investment discretion over the securities reported herein that are held by Chitayat Holdings, LLC.

(14)	Robert Ertner has voting control and investment discretion over the securities reported herein that are held by Collegiate Tutoring, Inc.

(15)	Craig Bordon has voting control and investment discretion over the securities reported herein that are held by Asset Recovery Association, Inc.

(16)	Eric J. Schlanger has voting control and investment discretion over the securities reported herein that are held by District 2 Capital Fund LP. Includes 345,278 shares issuable upon the conversion of outstanding 2019 Notes, assuming such 2019 Notes were converted as of August 4, 2020. The actual amount of shares received upon such conversion may vary.

(17)	Douglas Harnar has voting control and investment discretion over the securities reported herein that are held by Douglas Harnar LLC.

(18)	Robert S. Beadle has voting control and investment discretion over the securities reported herein that are held by Due Mondi Investments, Ltd.

(19)	Pinny Rotter has voting control and investment discretion over the securities reported herein that are held by Efrat Investments LLC.

(20)	James S. Painter III has voting control and investment discretion over the securities reported herein that are held by Emerging Markets Consulting, LLC.

(21)	Ernest W. Moody, as trustee of the trust, has voting control and investment discretion over the securities reported herein that are held by Ernest W. Moody Revocable Trust.

(22)	Gregory B. Stewart, as trustee of the trust, has voting and dispositive power over the securities reported herein that are held by the GBS Living Trust.

(23)	Gregory H. Blaine has voting control and investment discretion over the securities reported herein that are held by Blaine 2000 Revocable Trust.

(24)	Jack C. Holland has voting control and investment discretion over the securities reported herein that are held by Jack Cavin Holland 1979 Trust.

(25)	Joel Yanowitz has voting control and investment discretion over the securities reported herein that are held by Joel Yanowitz and Amy Metzenbaum Trust UTA 7/22/2003.

(26)	David Richard Johnson, as trustee of the trust, has voting control and investment discretion over the securities reported herein that are held by Johnson Family Revocable Living Trust.

(27)	Kenneth E. Chyten has voting control and investment discretion over the securities reported herein that are held by Law Office of Kenneth E. Chyten 401(k) Profit Sharing Plan.

(28)	Lucas Hoppel, as Managing Member, has voting control and investment discretion over the securities reported herein that are held by LGH Investments, LLC.

(29)	Burton Mark Paul has voting control and investment discretion over the securities reported herein that are held by Llano Resources Inc.

(30)	Anthony Reed, as the Manager of the General Partner, has voting control and investment discretion over the securities reported herein that are held by MIS Equity Strategies, LP.

(31)	Includes 49,342 shares issuable upon the conversion of outstanding 2019 Notes, assuming such 2019 Notes were converted as of August 4, 2020. The actual amount of shares received upon such conversion may vary.

(32)	Trent Donald Davis has voting control and investment discretion over the securities reported herein that are held by Paulson Investment Company, LLC.

(33)	Jeffrey Ramson has voting control and investment discretion over the securities reported herein that are held by Proactive Capital LP.

(34)	Robert Lawrence Bahr has voting control and investment discretion over the securities reported herein that are held by Robert L. Bahr Revocable Trust 1985.

(35)	S. Bruce Lansky, as trustee of the trust, has voting control and investment discretion over the securities reported herein that are held by S. Bruce Lansky Rev Trust.

(36)	Robert Lawrence Bahr has voting control and investment discretion over the securities reported herein that are held by The Bahr Family Limited Partnership.

(37)	William A. and Dolores M. Childers, as trustees of the trust, share voting control and investment discretion over the securities reported herein that are held by The Childers Living Trust.

(38)	David Clark has voting control and investment discretion over the securities reported herein that are held by Vista Capital Investments LLC.

(39)	Arthur Dale Burns has voting control and investment discretion over the securities reported herein that are held by Wamoh, LLC.

(40)	Includes 49,033 shares issuable upon the conversion of outstanding 2019 Notes, assuming such 2019 Notes were converted as of August 4, 2020. The actual amount of shares received upon such conversion may vary.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the resale from time to time of up to 11,517,808 shares of Common Stock of the Company by the Selling Stockholders listed on page 9. As described below under “About this Prospectus” and “Prospectus – Summary About this Offering,” the shares of our Common Stock registered by this prospectus include (i) 2,155,435 2019 Conversion Shares, 66,583 additional shares issued to an investor, 864,913 shares of our Common Stock issuable upon the exercise of 2019 Paulson Warrants, and 253,583 shares of Common Stock issuable upon the exercise of 2019 Broker Warrants, (ii) 5,566,744 2020 Conversion Shares, 1,356,321 shares of our Common Stock issuable upon the exercise of 2020 Paulson Warrants, and 403,563 shares of Common Stock issuable upon the exercise of 2020 Broker Warrants,(iii) 216,666 shares of our Common Stock issued to investors in the Common Stock Offerings and (iv) 634,000 shares of Common Stock sold to investors by former and current officers of the Company. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of the Company’s Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s Common Stock are entitled to share in all dividends that the Company’s board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s Common Stock.

The Company’s certificate of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our certificate of incorporation and bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

●	provide that the authorized number of directors may be changed only by resolution adopted by a majority of the board of directors;

●	provide that the board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then outstanding capital stock;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or subject to the rights of holders of preferred stock as designated from time to time, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	divide our board of directors into three classes;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

●	do not provide for cumulative voting rights, which means that holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election;

●	provide that special meetings of our stockholders may only be called by the chairman of the board of directors, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist); and

●	provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then outstanding capital stock.

PLAN OF DISTRIBUTION

This prospectus includes 11,517,808 shares of Common Stock offered by the Selling Stockholders.

Each Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of Common Stock on the OTCQB or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock.

Once sold under the registration statement, of which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Honigman LLP, Kalamazoo, Michigan.

EXPERTS

The consolidated financial statements of the Company as of September 30, 2019 and 2018, and for the year ended September 30, 2019 and for the nine month transition period ended September 30, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file proxy statements and annual, quarterly, and special reports, and other information with the Commission.

The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules which may be accessed at the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus plus consolidated financial statements included in this prospectus is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.

This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on December 20, 2019 as amended on January 28, 2020;

●	our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2019, filed with the SEC on February 14, 2020, the quarter ended March 31, 2020, filed with the SEC on May 14, 2020, and the quarter ended June 30, 2020, filed with the SEC on August 13, 2020;

●	our Current Reports on Form 8-K filed with the SEC on October 11, 2019, October 25, 2019, October 29, 2019, November 7, 2019, December 2, 2019, December 4, 2019, December 11, 2019, December 31, 2019, January 24, 2020, February 24, 2020, April 30, 2020, May 1, 2020, May 12, 2020, June 4, 2020, July 2, 2020, July 22, 2020, July 28, 2020, August 3, 2020 and September 3, 2020; and

●	the description of our common stock in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed on December 20, 2019.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We also incorporate by reference any future filings, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

These documents may also be accessed on our website at www.n1mtc.com/investors. Information contained in, or accessible through, our website is not a part of this prospectus. We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address.

NeuroOne Medical Technologies Corporation
7559 Anagram Drive
Eden Prairie, Minnesota 55344
(952) 426-1383
Attention: Leah Noaeill
Senior Director of Marketing
LeahN@N1MTC.com

21

11,517,808 Shares

NeuroOne Medical Technologies Corporation

Common Stock

PROSPECTUS

September 3, 2020